Exhibit 99.1

SMARTFINANCIAL ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

KNOXVILLE, Tenn., November 28, 2023 – SmartFinancial, Inc. (“SmartFinancial”) (Nasdaq: SMBK), the parent company for SmartBank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”).  SmartFinancial’s common stock is expected to begin trading on the NYSE on Monday, December 11, 2023, under the ticker symbol of “SMBK”.  SmartFinancial expects its common stock to continue to trade on Nasdaq until the close of the market on December 08, 2023.

“Since our founding, SmartFinancial has focused on engaging best-in-class partners to provide the highest level of visibility for our Company,” said Billy Carroll, President and CEO of SmartFinancial. “Today we are excited to take another step forward in this regard with the listing of our common stock on the New York Stock Exchange. The NYSE’s dynamic trading platform and corporate services will allow us to further deliver on our mission to return value to our shareholders.”

“We’re thrilled to welcome SmartFinancial, Inc. to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “As the home of many of the world’s leading banks, SmartFinancial will fit right into our NYSE community of icons and disruptors.”

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the publicly-traded bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007 with branches across Tennessee, Alabama, and Florida. Recruiting the best people, delivering exceptional client service, strategic branching, and a disciplined approach to lending have all contributed to SmartFinancial’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements can be identified by the use of words such as “may,” “depend,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential”, or the negative of these terms or other comparable terminology.  Forward-looking statements represent management’s beliefs with regard to the matters addressed, based upon information available at the time the statements are made; they are not guarantees of future performance, and they should they not be relied upon as representing management’s views as of any date subsequent to the date first made. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could affect the forward-looking statements in this release can be found in the cautionary language included under the headings “Forward-Looking Statements” and “Risk Factors” in SmartFinancial’s Annual Report on Form 10-K for the year ended December 31, 2022, and other documents subsequently filed by SmartFinancial with the SEC. No forward-looking statement can be guaranteed.  SmartFinancial expressly disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Investor Contacts

Billy Carroll
President and Chief Executive Officer
SmartFinancial, Inc.
Email: billy.carroll@smartbank.com
Phone: 865.868.0613

Ron Gorczynski
Executive Vice President
Chief Financial Officer
SmartFinancial, Inc.
Email: ron.gorczynski@smartbank.com
Phone: 865.437.5724

Media Contact

Kelley Fowler
Senior Vice President
Public Relations/Marketing
SmartFinancial, Inc.
Email: kelley.fowler@smartbank.com
Phone: 865.868.0611